SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934


                          VELOCITY EXPRESS CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $.004 PAR VALUE
                         (Title of Class of Securities)

                                    92257T103
                                 (CUSIP Number)

                        EXETER CAPITAL PARTNERS IV, L.P.
                         10 EAST 53RD STREET, 32ND FLOOR
                               NEW YORK, NY 10022
                                 (212) 872-1175
                              ATTN: KURT BERGQUIST

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                NOVEMBER 1, 2006
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]


     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1       NAME OF REPORTING PERSON
        EXETER CAPITAL PARTNERS I.V., L.P.

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) I.R.S. IDENTIFICATION NO. 13-3967549

-----------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                     (b) [x]
-----------------------------------------------------------------------------
 3      SEC USE ONLY

-----------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

        OO (SEE ITEM 3)
-----------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

-----------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-----------------------------------------------------------------------------
NUMBER OF SHARES                    7      SOLE VOTING POWER
BENEFICIALLY OWNED BY                      2,465,418
EACH REPORTING PERSON              ------------------------------------------
WITH                                8      SHARED VOTING POWER
                                           0
                                   ------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           2,465,418
                                   ------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
-----------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,465,418
-----------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        14.53%
-----------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

        PN
-----------------------------------------------------------------------------

----------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        EXETER IV ADVISORS, L.P.

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

-----------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**           (a) [ ]
                                                                     (b) [x]
-----------------------------------------------------------------------------
 3      SEC USE ONLY

-----------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

        OO (SEE ITEM 3)
-----------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

-----------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-----------------------------------------------------------------------------
NUMBER OF SHARES                    7      SOLE VOTING POWER
BENEFICIALLY OWNED BY                      2,465,418
EACH REPORTING PERSON              ------------------------------------------
WITH                                8      SHARED VOTING POWER
                                           0
                                   ------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           2,465,418
                                   ------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
-----------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,465,418
-----------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        14.53%
-----------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

        PN
-----------------------------------------------------------------------------

----------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        EXETER IV ADVISORS, INC.

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-----------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**           (a) [ ]
                                                                     (b) [x]
-----------------------------------------------------------------------------
 3      SEC USE ONLY

-----------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

        OO (SEE ITEM 3)
-----------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

-----------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-----------------------------------------------------------------------------
NUMBER OF SHARES                    7      SOLE VOTING POWER
BENEFICIALLY OWNED BY                      2,465,418
EACH REPORTING PERSON              ------------------------------------------
WITH                                8      SHARED VOTING POWER
                                           0
                                   ------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           2,465,418
                                   ------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
-----------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,465,418
-----------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        14.53%
-----------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

        CO
-----------------------------------------------------------------------------

----------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        KEITH R. FOX

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-----------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**           (a) [ ]
                                                                     (b) [x]
-----------------------------------------------------------------------------
 3      SEC USE ONLY

-----------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

        OO (SEE ITEM 3)
-----------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

-----------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED KINGDOM
-----------------------------------------------------------------------------
NUMBER OF SHARES                    7      SOLE VOTING POWER
BENEFICIALLY OWNED BY                      2,465,418
EACH REPORTING PERSON              ------------------------------------------
WITH                                8      SHARED VOTING POWER
                                           0
                                   ------------------------------------------
                                    9      SOLE DISPOSITIVE POWER
                                           2,465,418
                                   ------------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
-----------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,465,418
-----------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                          [ ]
-----------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        14.53%
-----------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

        IN
-----------------------------------------------------------------------------

                                EXPLANATORY NOTE
                                ----------------

This Amendment No. 1 amends the Schedule 13D filed on July 13, 2006 (the "Schedule 13D"), relating to the common stock, par value $.004 per share (the "Common Stock"), of Velocity Express Corporation, a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at One Morningside Drive North, Bldg. B, Suite 300, Westport, Connecticut 06880. Terms not otherwise defined herein shall have the meanings given to them in the
Schedule 13D.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

(a) As of the date of this Statement, Exeter beneficially owns 2,465,418 shares of Common Stock, which represents approximately 14.53% of the Issuer's Common Stock (based on 16,965,310 shares of Common Stock outstanding as of May 12, 2006 as represented in the Issuer's Quarterly Report on Form 10-Q, filed with the Commission on May 16, 2006).

On November 1, for an aggregate price of $3,237,050, Exeter sold (i) a 12% Senior Secured Note of the Issuer due 2010 in the aggregate principal amount of $3,205,000 and (ii) a Warrant to purchase up to 1,105,725 shares of Common Stock of the Issuer.

(b) The information contained on the cover pages hereto is hereby incorporated by reference to this Item 5(b).

(c) Except as described herein, Exeter has not effected any transactions with respect to the Issuer within the past sixty days.

(d) Not Applicable.

(e) Not Applicable.


ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

Exhibit A   Joint Filing Agreement (filed herewith).

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 9, 2006

                                  EXETER CAPITAL PARTNERS IV, L.P.

                                  BY: EXETER IV ADVISORS, L.P., ITS GENERAL
                                      PARTNER


                                      By: /s/ Keith R. Fox
                                          --------------------------------------
                                          Name:  Keith R. Fox
                                          Title: Principal



                                  EXETER IV ADVISORS, L.P.

                                  BY: EXETER IV ADVISORS, INC., ITS GENERAL
                                      PARTNER


                                      By: /s/ Keith R. Fox
                                          -----------------------------
                                          Name:  Keith R. Fox
                                          Title: Principal


                                  EXETER IV ADVISORS, INC.


                                  By: /s/ Keith R. Fox
                                      -----------------------------
                                      Keith R. Fox


                                  KEITH R. FOX


                                  By: /s/ Keith R. Fox
                                      -----------------------------
                                      Keith R. Fox

Exhibit A
---------

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $.004 per share, of Velocity Express Corporation, and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D. Each party to this Joint Filing Agreement expressly authorizes each other party to file on its behalf any and all amendments to such statements. In evidence thereof, the undersigned, being duly authorized, hereby execute this agreement this 9th day of November, 2006.



                                  EXETER CAPITAL PARTNERS IV, L.P.

                                  BY: EXETER IV ADVISORS, L.P., ITS GENERAL
                                      PARTNER


                                      By:
                                          -----------------------------
                                          Name: Keith R. Fox
                                          Title: Principal


                                  EXETER IV ADVISORS, L.P.

                                  BY: EXETER IV ADVISORS, INC., ITS GENERAL
                                      PARTNER


                                      By:
                                          -----------------------------
                                          Name: Keith R. Fox
                                          Title: Principal


                                  EXETER IV ADVISORS, INC.


                                  By:
                                       -----------------------------
                                       Keith R. Fox



                                  KEITH R. FOX


                                  By:
                                       -----------------------------
                                       Keith R. Fox